Exhibit 99.22

Excerpts from “Budget Speech 2017-2018”, March 28, 2017

TABLE 1

Québec government
Summary of consolidated budgetary transactions
Preliminary results for 2016-2017
(millions of dollars)

2016-2017
CONSOLIDATED REVENUE
Own-source revenue	81 968
Federal transfers	20 498
Total	102 466
CONSOLIDATED EXPENDITURE
Expenditure	–90 387
Debt service	–9 687
Total	–100 074
Contingency reserve	–100
SURPLUS	2 292
Deposits of dedicated revenues in the Generations Fund	–2 042
BUDGETARY BALANCE(1)	250

(1) Budgetary balance within the meaning of the Balanced Budget Act.

TABLE 2

Québec government
Summary of consolidated budgetary transactions
Forecasts for 2017-2018
(millions of dollars)

2017-2018
CONSOLIDATED REVENUE
Own-source revenue	84 279
Federal transfers	22 029
Total	106 308
CONSOLIDATED EXPENDITURE
Expenditure	–93 852
Debt service	–9 868
Total	–103 720
Contingency reserve	–100
SURPLUS	2 488
Deposits of dedicated revenues in the Generations Fund	–2 488
BUDGETARY BALANCE (1)	—

(1) Budgetary balance within the meaning of the Balanced Budget Act.

Exhibit 99.22

TABLE 3

Québec government
Consolidated revenue
Forecasts for 2017-2018
(millions of dollars)

2017-2018
OWN-SOURCE REVENUE
Income and property taxes
Personal income tax	30 569
Contributions for health services	6 036
Corporate taxes	7 227
School property tax	2 257
46 089
Consumption taxes
Sales taxes	15 757
Fuel	2 286
Tobacco products	1 003
Alcoholic beverages	635
19 681
Revenue from government enterprises
Hydro-Québec	2 150
Loto-Québec	1 142
Société des alcools du Québec	1 089
Other	99
4 480
Duties and permits	3 710
Miscellaneous revenue	10 319
TOTAL OWN-SOURCE REVENUE	84 279
FEDERAL TRANSFERS
Equalization	11 081
Health transfers	6 110
Transfers for post-secondary education and other social programs	1 640
Other programs	3 198
TOTAL FEDERAL TRANSFERS	22 029
TOTAL CONSOLIDATED REVENUE	106 308

TABLE 4

Québec government
Consolidated expenditure
Forecasts for 2017-2018
(millions of dollars)

2017-2018
MISSION EXPENDITURES
Program spending of the General Fund(1)	–72 591
Other consolidated expenditure(2)	–21 261
Total	–93 852
DEBT SERVICE
General Fund	–7 776
Other sectors(2)	–2 092
Total	–9 868
CONSOLIDATED EXPENDITURE	–103 720

(1) Program spending includes transfers intended for consolidated entities.
(2) Includes, in particular, consolidation adjustments.

Exhibit 99.22

TABLE 5

Québec government
Expenditure of the General Fund
Forecasts for 2017-2018
(millions of dollars)

2017-2018
PROGRAM SPENDING OF THE GENERAL FUND
Assemblée nationale	137.5
Persons appointed by the National Assembly	103.0
Affaires municipales et Occupation du territoire	1 880.2
Agriculture, Pêcheries et Alimentation	876.7
Conseil du trésor et Administration gouvernementale	1 593.5
Conseil exécutif	425.2
Culture et Communications	689.8
Développement durable, Environnement et Lutte
contre les changements climatiques	152.8
Économie, Science et Innovation	916.2
Éducation et Enseignement supérieur	17 881.7
Énergie et Ressources naturelles	72.1
Famille	2 546.0
Finances (excluding debt service)	200.6
Forêts, Faune et Parcs	465.4
Immigration, Diversité et Inclusion	305.5
Justice	933.6
Relations internationales et Francophonie	106.3
Santé et Services sociaux	36 763.5
Sécurité publique	1 436.8
Tourisme	147.7
Transports, Mobilité durable et Électrification des transports	673.1
Travail, Emploi et Solidarité sociale	4 284.2
Total	72 591.4
DEBT SERVICE	7 776.0
TOTAL EXPENDITURE OF THE GENERAL FUND	80 367.4

TABLEAU 6

Québec government
Non-budgetary transactions
Forecasts for 2017-2018
(millions of dollars)

2017-2018
INVESTMENTS, LOANS AND ADVANCES	–2 047
CAPITAL EXPENDITURES
Investments	–7 643
Amortization	3 866
Less: PPP investments	98
Total	–3 679
RETIREMENT PLANS AND EMPLOYEE FUTURE BENEFITS	3 165
OTHER ACCOUNTS	–480
TOTAL FINANCING TRANSACTIONS	–3 041

Note: A negative entry indicates a financial requirement and a positive entry, a source of financing.